EXHIBIT 99.1

Del Frisco's Restaurant Group, Inc. Announces Third Quarter 2014 Results

Reiterates 2014 Earnings Guidance; Provides Initial 2015 Development Plans

Board of Directors Authorizes $25 Million Stock Repurchase Authorization

SOUTHLAKE, Texas, Oct. 14, 2014 (GLOBE NEWSWIRE) -- Del Frisco's Restaurant Group, Inc. (Nasdaq:DFRG), the owner and operator of the Del Frisco's Double Eagle Steak House, Sullivan's Steakhouse, and Del Frisco's Grille restaurant concepts, reported financial results today for the third quarter ended September 9, 2014. We also reiterated our earnings guidance for the 2014 fiscal year, provided initial guidance on our development plans for the 2015 fiscal year, and announced that our Board of Directors has authorized a $25 million stock repurchase authorization.

Key highlights from the third quarter 2014 compared to the third quarter 2013 include:

  Consolidated revenues increased 14.3% to $61.9 million from $54.2 million.
  On a calendar basis, comparable restaurant sales increased 8.4% at Del Frisco's Double Eagle and represented the concept's 19th consecutive quarter of positive comparable restaurant sales. On a fiscal quarter basis, which includes a one-week calendar shift in the comparison due to the 53rd week in fiscal 2013, sales in the same restaurants increased 6.5%.
  On a calendar basis, comparable restaurant sales increased 0.6% at Sullivan's Steakhouse. On a fiscal quarter basis, which includes a one-week calendar shift in the comparison due to the 53rd week in fiscal 2013, sales in the same restaurants decreased 1.3%.
  Blended comparable restaurant sales, on a calendar basis, increased 3.7% across all three concepts. On a fiscal quarter basis, sales in the same restaurants increased 1.9% across all three concepts.
  Cost of sales, as a percentage of consolidated revenues, increased to 30.2% from 29.9%.
  Net income of $1.8 million, or $0.08 per diluted share, compared to a net loss of $0.4 million, or $0.02 per diluted share.
  Restaurant-level EBITDA**, a non-GAAP measure, increased 7.6% to $11.8 million from $11.0 million.

** Restaurant-level EBITDA, a non-GAAP measure, represents net income before interest, taxes and depreciation and amortization plus the sum of certain non-operating expenses, including pre-opening costs and general and administrative expenses. For a reconciliation of restaurant-level EBITDA to the most directly comparable financial measure presented in accordance with GAAP and a discussion of why we consider it useful, see the financial information accompanying this release.

Mark S. Mednansky, Chief Executive Officer of Del Frisco's Restaurant Group, Inc., said, "The affluent customer is confident, healthy, and clearly seeking out our 'next generation' dining experience. Del Frisco's Double Eagle extended its record of positive comparable restaurant sales to nineteen consecutive quarters with more guests enjoying the full range of our menu and thereby contributing to increases in both average check and traffic count. Notwithstanding commodity headwinds, we otherwise leveraged four-wall restaurant operations at the brand and have since taken modest pricing to help offset ongoing beef inflation. We recently celebrated the opening of our newest Del Frisco's Double Eagle in Washington, DC at CityCenterDC and are very pleased with the enthusiastic reception that we have received from the sophisticated diners in our nation's capital."

Mednansky added, "As we continue to expand Del Frisco's Grille, we remain very optimistic with its overall performance, progress, and growth potential. The majority of Grille restaurants open to exceptionally strong sales, above what we have initially modeled, and generally reach normalized volumes after 18-24 months. Most locations in the 2011 and 2012 classes are generating restaurant-level EBITDA margins of between 20% and 25% while several in our 2013 class are approaching that targeted range on a run-rate basis. To help stabilize and grow the Grille's sales trajectory, we are now expanding the Grille's marketing platform, which had primarily consisted of grassroots marketing, to now include radio, digital, and outdoor advertising for locations that have been open for at least six months. We continue to work on reducing the timeframe of new opening inefficiencies. With respect to the third quarter, the addition of two new Grille openings and the ongoing sales challenges in Phoenix, AZ and Palm Beach, FL, that we have spoken about previously, represented the overwhelming majority of the brand's operating deleveraging."

Mednansky continued, "Sullivan's has now generated positive comparable restaurant sales and expanded its restaurant-level EBITDA margins for two consecutive quarters as our 'four-point plan' of providing dedicated leadership, enhancing the menu to strengthen the value proposition, fine-tuning media and messaging, and updating facilities continues to stabilize the brand. Sullivan's certainly has the potential for further upside and we will continue to invest in its revitalization, including expanding our remodeling program to an additional four to six locations next year."

Mednansky concluded, "With a total of six openings set in 2014, we will have expanded our portfolio by 15% by year-end to 46 restaurants, positioning Del Frisco's Restaurant Group as one of the most exciting growth stories in our industry. Next year, we are committing to open at least six to eight restaurants, including one Del Frisco's Double Eagle and five to seven Del Frisco's Grille locations. Our 2015 development portfolio will reflect the full breadth of real estate being made available to us and demonstrates our ability to attract high quality sites, including our capacity to leverage balance sheet strength to purchase a prestigious restaurant property."

Review of Third Quarter 2014 Operating Results

Consolidated revenues increased $7.7 million, or 14.3%, to $61.9 million in the third quarter of 2014 from $54.2 million in the third quarter of 2013. This increase was primarily due to 70 additional operating weeks (to 497 from 427) resulting from one restaurant opened during and six restaurant openings subsequent to the third quarter of the previous year.

Due to the 53rd week in fiscal 2013, there is a one-week calendar shift in the comparison of the fiscal third quarter of 2014 to the fiscal third quarter of 2013. On a comparable calendar basis, total comparable restaurant sales increased 3.7% in the third quarter of 2014 following a total comparable restaurant sales decrease of 0.2% in the third quarter of 2013. On a fiscal quarter basis, unadjusted for the calendar shift, sales in the same restaurants increased 1.9%.

Cost of sales increased $2.5 million, or 15.5%, to $18.7 million in the third quarter of 2014 from $16.2 million in the third quarter of 2013. As a percentage of consolidated revenues, cost of sales increased to 30.2% from 29.9%.

Restaurant-level EBITDA** increased $0.8 million, or 7.6%, to $11.8 million in the third quarter of 2014 from $11.0 million in the third quarter of 2013. As a percentage of consolidated revenues, restaurant-level EBITDA decreased to 19.0% from 20.2%.

General and administrative costs increased $0.5 million, or 12.0%, to $4.7 million in the third quarter of 2014 from $4.2 million in the third quarter of 2013. This net increase was due to growth in corporate level personnel to support recent and anticipated growth along with increased non-cash stock compensation expense. As a percentage of consolidated revenues, general and administrative costs decreased to 7.5% from 7.7%.

Net income in the third quarter of 2014 was $1.8 million, or $0.08 per diluted share, compared to a net loss of $0.4 million, or $0.02 per diluted share, in the third quarter of 2013.

Segment Results

We operate the Del Frisco's Double Eagle Steak House, Sullivan's Steakhouse, and Del Frisco's Grille brands as operating segments.

Del Frisco's Double Eagle Steak House

  Revenues increased $2.0 million, or 7.0%, to $30.8 million in the third quarter of 2014 from $28.8 million in the third quarter of 2013.  Comparable restaurant sales increased 8.4% for the 12-week period ended September 9, 2014 compared to the 12-week period ended September 10, 2013. The increase in comparable restaurant sales was driven by a 4.6% increase in customer counts and a 3.8% increase in average check. Sales for the same restaurants in the third fiscal quarter ended September 9, 2014, unadjusted for the calendar shift, increased 6.5% compared to the third fiscal quarter ended September 3, 2013. Operating weeks held steady at 120.

  Restaurant-level EBITDA** increased 4.2%, or $0.3 million, to $8.1 million in the third quarter of 2014 from $7.8 million in the third quarter of 2013 as the brand experienced lower restaurant operating expenses that were more than offset by higher cost of sales as a percentage of revenues.  Marketing and advertising costs as a percentage of revenues decreased slightly compared to the same period last year.

Sullivan's Steakhouse

  Revenues were $16.1 million in both the third quarter of 2014 and 2013. Comparable restaurant sales increased 0.6% for the 12-week period ended September 9, 2014 compared to the 12-week period ended September 10, 2013. The increase in comparable restaurant sales was driven by a 7.3% increase in average check, offset by a 6.7% decrease in customer counts. A significant amount of the customer count reduction related to the removal of certain discounted bar menu items that resulted in a favorable mix shift increasing average check. Sales for the same restaurants in the third fiscal quarter ended September 9, 2014, unadjusted for the calendar shift, decreased 1.3% compared to the third fiscal quarter ended September 3, 2013. Operating weeks held steady at 228.

  Restaurant-level EBITDA** increased 12.1%, or $0.2 million to $1.8 million in the third quarter of 2014 from $1.6 million in the third quarter of 2013, as the concept experienced lower cost of sales, restaurant operating expenses, and marketing and advertising costs as a percentage of revenues.

Del Frisco's Grille

  Revenues increased 61.5%, or $5.8 million, to $15.1 million in the third quarter of 2014 from $9.3 million in the third quarter of 2013. The increase was primarily due to 70 additional operating weeks (to 149 from 79) resulting from one restaurant opening during and six restaurant openings subsequent to the third quarter of the previous year.

  Restaurant-level EBITDA** increased 20.0%, or $0.3 million, to $1.9 million in the third quarter of 2014 from $1.6 million in the third quarter of 2013. The increase was primarily due to the aforementioned operating week growth although the concept also experienced higher cost of sales and restaurant operating expenses as a percentage of revenues.

Stock Repurchase

During the third quarter of 2014, we utilized our remaining $3.6 million available under the initial $10 million authority provided by our Board of Directors to repurchase 165,496 shares of common stock.  Subsequently, our Board of Directors has provided authority for up to an additional $25 million to be utilized for the repurchase of our common stock over the next three years. These repurchases will have no impact on our ongoing development and growth plans.

Outlook

The following statements are not guarantees of future performance, and therefore, undue reliance should not be placed upon them.  We refer all of you to our recent filings with the SEC for a more detailed discussion of the risks that could impact future operating results and financial conditions.

Based upon current information, we are increasing our gross capital expenditures range for the 52-week fiscal year 2014 ending on December 30, 2014 but leaving all other guidelines unchanged as detailed below:

  Total comparable restaurant sales increase of 1.5% to 2.5% (on a comparable 52-week basis)
  One Del Frisco's Double Eagle Steak House opening and five Del Frisco's Grille openings
  Cost of sales of 30.1% to 30.4% of consolidated revenues
  Restaurant-level EBITDA** of 22.6% to 23.1% of consolidated revenues
  General and Administrative expenses of approximately $20.5 million to $21.2 million
  Pre-opening expenses of approximately $4.9 million to $5.5 million
  Effective tax rate of approximately 31% to 32.5%
  Gross capital expenditures (before tenant allowances) of $46 million to $48 million (compared to between $38 million and $40 million previously)
  Annual earnings per diluted share of between $0.90 and $0.94.

Thus far in the fourth quarter of 2014, we have opened a Del Frisco's Double Eagle Steak House in Washington, DC and a Del Frisco's Grille in North Bethesda, MD.  We expect to open two additional Del Frisco's Grille locations in Tampa, FL and Pasadena, CA prior to the 2014 fiscal year-end.

For the 2015 fiscal year, we are providing initial guidance for the development of six to eight restaurants, including one Del Frisco's Double Eagle and five to seven Del Frisco's Grille locations. Restaurant development will begin in the second quarter and will be spread evenly throughout the balance of next year.

The Del Frisco's Double Eagle will be situated on International Drive in Orlando, FL near the Orlando Convention Center on real estate that we purchased at the end of the third quarter of fiscal 2014 for approximately $8.7 million that was partially financed through our credit facility. This capital outlay is now reflected in our annualized capital expenditures guidance but had not been previously. Based on currently executed, or nearly executed, leases, we anticipate building Del Frisco's Grille restaurants in Cherry Creek, CO; The Woodlands and Plano, TX; Little Rock, AR; and others to be announced soon upon lease execution.

Conference Call

We will host a conference call to discuss the financial results for the third quarter 2014 ended September 9, 2014 today at 7:30 AM Central Time. Hosting the conference call will be Mark S. Mednansky, Chief Executive Officer; Tom Pennison, Chief Financial Officer; and Jeff Carcara, Chief Operating Officer.

The conference call can be accessed live over the phone by dialing 888-256-1027 or for international callers by dialing 913-312-1462. A replay will be available afterwards and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517; the passcode is 2619111. The replay will be available until Tuesday, October 21, 2014.

The conference call will also be webcast live from our corporate website at www.DFRG.com under the investor relations section. An archive of the webcast will also be available through the corporate website shortly after the call has concluded.

About Del Frisco's Restaurant Group, Inc.

Based in Southlake, Texas, near Dallas, Del Frisco's Restaurant Group, Inc. is a collection of 44 restaurants across 20 states and Washington, D.C., including Del Frisco's Double Eagle Steak House, Sullivan's Steakhouse, and Del Frisco's Grille. Del Frisco's Double Eagle Steak House serves up flawless cuisine that's bold and delicious, an extensive award-winning wine list and a level of service that reminds guests that they're the boss. Sullivan's Steakhouse is a great neighborhood place for a big night out on the town - with outstanding food, hand-shaken martinis, an award winning wine list, and live entertainment all under one roof. Del Frisco's Grille is modern, inviting, stylish and fun, taking the classic bar and grill to new heights, and drawing inspiration from bold flavors and market-fresh ingredients.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.DelFriscos.com,  www.SullivansSteakhouse.com, and www.DelFriscosGrille.com. For more information about Del Frisco's Restaurant Group, Inc., please visit www.DFRG.com.

Forward-Looking Statements

Certain statements in this press release, including statements under the heading "Outlook" are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate", "believe", "could", "should", "estimate", "expect", "intend", "may", "predict", "project", "target", and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the uncertainty of our ability to achieve expected levels of comparable restaurant sales increases; the performance of new restaurants and their impact on existing restaurant sales; increases in the cost of food ingredients and other key supplies; the risk of food-borne illnesses and other health concerns about our food; the potential for increased labor costs or difficulty retaining qualified employees, including as a result of immigration enforcement activities; risks relating to our expansion into new markets; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages. Additional factors that could cause actual results to differ materially from our forward-looking statements are set forth in our reports filed with the Securities and Exchange Commission.

DEL FRISCO'S RESTAURANT GROUP, INC.
Condensed Consolidated Income Statements - Unaudited
(dollar amounts in thousands, except share and per share data)

	12 Weeks Ended		36 Weeks Ended
	September 9,	September 3,	September 9,	September 3,
	2014	2013	2014	2013

Revenues	$ 61,949	$ 54,183	$ 195,957	$ 174,345

Costs and expenses:
Costs of sales	18,693	16,187	59,038	52,721
Restaurant operating expenses	30,046	25,693	90,654	79,147
Marketing and advertising costs	1,410	1,336	4,017	3,592
Pre-opening costs	1,577	835	2,867	1,754
General and administrative costs	4,673	4,174	14,202	12,112
Secondary public offering costs	-	381	5	793
Public offering transaction bonuses	-	3,705	-	5,510
Depreciation and amortization	3,098	2,631	9,053	7,637

Operating income (loss)	2,452	(759)	16,121	11,079

Other income (expense), net:
Interest expense	(18)	(8)	(49)	(56)
Other	(61)	(56)	(100)	(56)

Income (loss) from continuing operations before income taxes	2,373	(823)	15,972	10,967

Income tax expense (benefit)	588	(443)	4,896	3,347

Net income (loss)	$ 1,785	$ (380)	$ 11,076	$ 7,620

Basic income (loss) per common share	$ 0.08	$ (0.02)	$ 0.47	$ 0.32
Diluted income (loss) per common share	$ 0.08	$ (0.02)	$ 0.47	$ 0.32

Shares used in computing net income per common share:
Basic	23,464,306	23,801,335	23,513,905	23,796,890
Diluted	23,682,508	23,801,335	23,754,781	23,848,946

DEL FRISCO'S RESTAURANT GROUP, INC.
Selected Balance Sheet Data
(dollar amounts in thousands)

	September 9,	December 31,
	2014	2013
	(unaudited)

Cash and cash equivalents	$ 1,108	$ 13,674
Total assets	299,015	288,651
Long-term debt, including current maturities	6,000	-
Total stockholders' equity	204,185	196,783

Reconciliation of Non-GAAP Measure and Segment Information

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP Restaurant-level EBITDA. Restaurant-level EBITDA is calculated by adding back to operating income depreciation and amortization plus the sum of certain non-operating expenses, including pre-opening costs, public offering expenses, public offering transaction bonuses, and general and administrative expenses. We believe that this measure also represents a useful internal measure of performance. Accordingly, we include this non-GAAP measure so that investors have the same financial data that management uses in evaluating performance, and we believe that it will assist the investment community in assessing our underlying performance on a quarter-over-quarter basis. However, because this measure is not determined in accordance with GAAP, such measures are susceptible to varying calculations and not all companies calculate these measures in the same manner. As a result, these measures as presented may not be directly comparable to a similarly titled measure presented by other companies. This non-GAAP measure is presented as supplemental information and not as alternatives to any GAAP measurements. The following tables include a reconciliation of restaurant-level EBITDA to operating income:

	12 Weeks Ended September 9, 2014 (unaudited)
($ in thousands)	Del Frisco's		Sullivan's		Grille		Consolidated

Revenues	$ 30,803	100.0%	$ 16,067	100.0%	$ 15,079	100.0%	$ 61,949	100.0%
Costs and expenses:
Cost of sales	9,753	31.7%	4,784	29.8%	4,156	27.6%	18,693	30.2%
Restaurant operating expenses	12,382	40.2%	8,842	55.0%	8,822	58.5%	30,046	48.5%
Marketing and advertising costs	542	1.7%	642	4.0%	226	1.5%	1,410	2.3%
Restaurant-level EBITDA	8,126	26.4%	1,799	11.2%	1,875	12.4%	11,800	19.0%

Pre-opening costs							1,577	2.5%
General and administrative							4,673	7.5%
Depreciation and amortization							3,098	5.0%

Operating income							$ 2,452	4.0%

Restaurant operating weeks	120		228		149		497
Average weekly volume	$ 257		$ 70		$ 101		$ 125

	12 Weeks Ended September 3, 2013 (unaudited)
($ in thousands)	Del Frisco's		Sullivan's		Grille		Consolidated

Revenues	$ 28,786	100.0%	$ 16,061	100.0%	$ 9,336	100.0%	$ 54,183	100.0%
Costs and expenses:
Cost of sales	8,749	30.4%	4,870	30.3%	2,568	27.5%	16,187	29.9%
Restaurant operating expenses	11,731	40.7%	8,908	55.5%	5,054	54.2%	25,693	47.4%
Marketing and advertising costs	507	1.8%	678	4.2%	151	1.6%	1,336	2.5%
Restaurant-level EBITDA	7,799	27.1%	1,605	10.0%	1,563	16.7%	10,967	20.2%

Pre-opening costs							835	1.5%
General and administrative							4,174	7.7%
Secondary public offering costs							381	0.7%
Public offering transaction bonuses							3,705	6.8%
Depreciation and amortization							2,631	4.9%

Operating income (loss)							$ (759)	-1.4%

Restaurant operating weeks	120		228		79		427
Average weekly volume	$ 240		$ 70		$ 118		$ 127
CONTACT: Investor Relations Contact:
         Raphael Gross
         203-682-8253
         investorrelations@dfrg.com

         Media Relations Contact:
         Janet Reinhardt
         646-277-1225
         janet.reinhardt@icrinc.com